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                                                                   EXHIBIT 23.05

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of AT&T Corp. (the "Company") on Form S-4 of our reports dated January 26, 1998 (September 23, 1998 as to Note 15), on our audits of the consolidated financial statements and the consolidated financial statement schedule of the Company, as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which reports are incorporated by reference into the Company's Current Report on Form 8-K/A, as amended as of January 8, 1999, for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
January 8, 1999